Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Lerdall, 312.780.5399
amanda.bryant@hyatt.com	stephanie.lerdall@hyatt.com

HYATT REPORTS FOURTH QUARTER 2017 RESULTS
U.S. and Systemwide Comparable RevPAR Increased 3.0% and 3.8%, Respectively
Initiates Quarterly Cash Dividend of $0.15 per Share

CHICAGO (February 14, 2018) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter 2017 financial results. Net income attributable to Hyatt was $76 million, or $0.62 per diluted share, in the fourth quarter of 2017, compared to $41 million, or $0.31 per diluted share, in the fourth quarter of 2016. Net income in the fourth quarter of 2017 included a $217 million gain from the sale of Avendra, LLC, an equity method investment, and $110 million of incremental tax attributable to recent U.S. tax reform. Adjusted net income attributable to Hyatt was $29 million, or $0.23 per diluted share, in the fourth quarter of 2017, compared to $39 million, or $0.29 per diluted share, in the fourth quarter of 2016. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended December 31, 2017.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We had a strong finish to the year, delivering full-year comparable RevPAR growth of 3.3% and net hotel rooms growth of 7.0%, fueled by a record-setting 71 new hotels added to our system in 2017. Double-digit growth in management and franchising fees more than offset an earnings decline in our owned and leased segment, which reflected more than $900 million in asset dispositions."

Fourth quarter of 2017 financial results as compared to the fourth quarter of 2016 are as follows:

•	Net income increased 87.4% to $76 million.

•	Adjusted EBITDA increased 4.0% to $179 million, up 3.0% in constant currency.

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Comparable systemwide RevPAR increased 3.8%, including an increase of 4.1% at comparable owned and leased hotels. Excluding the benefit from the timing of the Jewish holiday, comparable systemwide RevPAR increased 3.2%, and comparable owned and leased hotels RevPAR increased 3.0%.

•	Comparable U.S. hotel RevPAR increased 3.0%; full service and select service hotel RevPAR increased 2.9% and 3.2%, respectively.

•	Comparable owned and leased hotels operating margin increased 150 basis points to 23.7%.

•	Adjusted EBITDA margin decreased 20 basis points to 26.7%.

Fiscal year of 2017 financial results as compared to the fiscal year of 2016 are as follows:

•	Net income increased 22.3% to $249 million.

•	Adjusted EBITDA increased 3.9% to $816 million, up 4.0% in constant currency.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

•	Comparable systemwide RevPAR increased 3.3%, including an increase of 0.9% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 2.2%; full service and select service hotel RevPAR increased 2.1% and 2.4%, respectively.

•	Comparable owned and leased hotels operating margin decreased 20 basis points to 24.3%.

•	Adjusted EBITDA margin decreased 70 basis points to 29.5%.

•	The Company opened a record 71 hotels during 2017, compared to 59 hotels in 2016.

•	Net hotel and net rooms growth was 9.8% and 7.0% in 2017, respectively, compared to growth of 9.6% and 7.3%, respectively, in 2016.

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As of December 31, 2017, the Company's pipeline consisted of approximately 330 hotels or approximately 70,000 rooms. This compared to approximately 305 hotels or approximately 66,000 rooms as of December 31, 2016.

•	The Company repurchased 12,186,308 shares of common stock for $723 million in 2017, compared to 5,631,557 shares for $272 million in 2016.

Mr. Hoplamazian continued, "We believe we are well-positioned to execute our long-term growth strategy of maximizing our core business focused on high-end travelers, integrating new growth platforms and optimizing capital deployment. Plans to sell roughly $1.5 billion of real estate by the end of 2020 are underway. We remain confident that these actions will support growth in our business and further unlock shareholder value, as evidenced by our initiation of a quarterly cash dividend as well as the increase in our share repurchase authorization."

Fourth quarter of 2017 financial results as compared to the fourth quarter of 2016 are as follows:

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 8.1% (8.8% in constant currency) including a 34.0% decrease in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The decrease in total segment Adjusted EBITDA was primarily driven by transaction activity, partially offset by benefits related to the timing of the Jewish holiday. Refer to the table on page 19 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to fourth quarter owned and leased hotels segment Adjusted EBITDA. Owned and leased hotels segment revenues decreased 2.5% (3.6% in constant currency).
RevPAR for comparable owned and leased hotels increased 4.1%. Occupancy increased 120 basis points and ADR increased 2.4%.
The following hotel was added to the portfolio in the fourth quarter:

•	Hyatt House Irvine / John Wayne Airport (owned, 149 rooms)
The following three hotels were removed from the owned and leased hotels portfolio as they were sold in the fourth quarter:

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Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch (493 rooms), Royal Palms Resort and Spa (119 rooms) and Hyatt Regency Monterey Hotel & Spa on Del Monte Golf Course (550 rooms). The hotels continue to be Hyatt-branded with Hyatt Regency Scottsdale and Royal Palms

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

operating under long-term management agreements and Hyatt Regency Monterey operating under a long-term franchise agreement.

Management and Franchise Fees
Total fee revenues increased 12.8% (11.9% in constant currency) to $131 million. Base management fees increased 9.5% to $52 million and incentive management fees increased 13.9% to $36 million, driven by new hotels and improved performance at existing hotels. Franchise fees increased 7.6% to $29 million. Other fee revenues increased 38.9% to $14 million, including $8 million of deferred gains.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 6.5% (6.3% in constant currency). RevPAR for comparable Americas full service hotels increased 3.3%; occupancy increased 110 basis points and ADR increased 1.7%. RevPAR for comparable Americas select service hotels increased 4.5%; occupancy increased 170 basis points and ADR increased 2.1%. Revenue from management, franchise and other fees increased 5.2% (5.1% in constant currency).
Group rooms revenue at comparable U.S. full service hotels increased 3.4%; room nights increased 0.8% and ADR increased 2.6%. Group demand was favorably impacted by the timing of the Jewish holiday. Transient rooms revenue at comparable U.S. full service hotels increased 2.0%; room nights increased 0.5% and ADR increased 1.5%.
The following 16 hotels were added to the portfolio during the fourth quarter:

•	Park Hyatt St. Kitts, Saint Kitts and Nevis (managed, 126 rooms)

•	Grand Hyatt Baha Mar, The Bahamas (managed, 1,800 rooms)

•	Holston House Nashville, The Unbound Collection by Hyatt (franchised, 191 rooms)

•	Spirit Ridge, The Unbound Collection by Hyatt, Canada (franchised, 226 rooms)

•	Hyatt Place Ann Arbor (franchised, 142 rooms)

•	Hyatt Place Athens / Downtown (franchised, 190 rooms)

•	Hyatt Place Houston-Northwest / Cy-Fair (franchised, 107 rooms)

•	Hyatt Place Keystone, Indiana (franchised, 103 rooms)

•	Hyatt Place Knoxville / Downtown (franchised, 165 rooms)

•	Hyatt Place Long Island City / New York City (franchised, 108 rooms)

•	Hyatt Place Marlborough / Apex Center, Massachusetts (franchised, 137 rooms)

•	Hyatt Place St. George / Convention Center, Utah (franchised, 104 rooms)

•	Hyatt House Irvine / John Wayne Airport (owned, 149 rooms)

•	Hyatt House Jersey City (franchised, 258 rooms)

•	Hyatt House Raleigh / RDU / Brier Creek (franchised, 130 rooms)

•	Hyatt House Washington DC / The Wharf (franchised, 237 rooms)
Four hotels were removed from the portfolio during the fourth quarter.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 17.9% (15.7% in constant currency). RevPAR for comparable ASPAC full service hotels increased 4.3%, driven by strong growth in Greater China and Southeast Asia. Occupancy increased 180 basis points and ADR increased 1.8%. Revenue from management, franchise and other fees increased 16.7% (15.0% in constant currency).
The following seven hotels were added to the portfolio during the fourth quarter:

•	Andaz Singapore, Singapore (managed, 342 rooms)

•	Hyatt Place Bangkok Sukhumvit, Thailand (managed, 222 rooms)

•	Hyatt Place Shanghai Hongqiao CBD, China (managed, 252 rooms)

•	Hyatt Place Shanghai New Hongqiao, China (managed, 194 rooms)

•	Hyatt Place Zhuhai Jinshi, China (managed, 190 rooms)

•	Hyatt House Shanghai Hongqiao CBD, China (managed, 126 rooms)

•	Hyatt House Shanghai New Hongqiao, China (managed, 101 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 36.9% (31.7% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 3.8%, driven by growth in most European markets and partially offset by weak performance in the Middle East. Occupancy increased 200 basis points and ADR increased 0.7%. Revenue from management, franchise and other fees increased 15.8% (12.4% in constant currency).
The following six hotels were added to the portfolio during the fourth quarter:

•	Hyatt Regency Moscow Petrovsky Park, Russia (managed, 298 rooms)

•	Hyatt Centric Gran Via Madrid, Spain (managed, 159 rooms)

•	Hyatt Centric La Rosière, France (franchised, 69 rooms)

•	Hyatt Place Hyderabad / Banjara Hills, India (managed, 147 rooms)

•	Hyatt House Dusseldorf / Andreas Quarter, Germany (franchised, 102 rooms)

•	Hyatt House Gebze, Turkey (managed, 158 rooms)

Corporate and Other
Corporate and other Adjusted EBITDA increased 8.6% (consistent in constant currency). Corporate and other revenues increased 228.9% (consistent in constant currency), primarily driven by new business platforms, including Miraval and exhale in the wellness space, while also driven by increased revenues related to the Company's co-branded credit card.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 30.2%. Adjusted selling, general, and administrative expenses increased 21.4%, reflecting increased payroll and related costs, including severance charges, acquisitions and certain marketing initiatives in 2017. Refer to the table on page 10 of

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Twenty-nine hotels (or 6,533 rooms) were added in the fourth quarter of 2017, each of which is listed above. The Company's net rooms were 7.0% higher in the fourth quarter of 2017, compared to the fourth quarter of 2016. During the 2017 fiscal year, the Company opened a record 71 hotels, representing 13,698 rooms. Six hotels, representing 1,520 rooms, were removed from the portfolio during the 2017 fiscal year.
As of December 31, 2017, the Company had executed management or franchise contracts for approximately 330 hotels (approximately 70,000 rooms), compared to the expectation for 315 hotels and 69,000 rooms as of September 30, 2017. The pipeline of executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which Hyatt is under-represented. Refer to the table on page 18 of the schedules for a breakdown of the pipeline.

DIVIDEND / SHARE REPURCHASE
As part of the Company's commitment to return meaningful capital to shareholders, the Company is initiating a quarterly cash dividend of $0.15 per share, representing an annualized dividend of $0.60 per share. The initial dividend will be payable on March 29, 2018 to Class A and Class B shareholders on record as of March 22, 2018.
During the 2017 fiscal year, the Company repurchased a record $723 million of shares, consisting of 12,186,308 shares of common stock (9,096,871 Class A shares and 3,089,437 Class B shares), at a weighted average price of $59.34 per share. During the fourth quarter of 2017, the Company repurchased 2,693,579 shares of common stock (1,417,601 Class A shares and 1,275,978 Class B shares) for an aggregate purchase price of $188 million. The Company ended the fourth quarter with 48,231,149 Class A and 70,753,837 Class B shares issued and outstanding.
From January 1 through February 9, 2018, the Company repurchased 277,760 shares of Class A common stock for an aggregate purchase price of $23 million. This includes a final tranche of Class A shares that settled as part of a November 2017 accelerated share repurchase program. As of February 9, 2018, the Company had approximately $861 million remaining under its share repurchase authorization.

CAPITAL STRATEGY UPDATE
During the fourth quarter, the Company completed the following transactions:

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Sold Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch (493 rooms) and Royal Palms Resort and Spa in Phoenix, Arizona (119 rooms) for approximately $305 million. The hotels continue to be Hyatt-branded under long-term management agreements.

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Sold Hyatt Regency Monterey Hotel & Spa on Del Monte Golf Course (550 rooms) for approximately $58 million. The sale was part of the Company's ongoing asset recycling strategy. The hotel continues to be Hyatt-branded under a long-term franchise agreement.

The Company continues to execute plans to sell approximately $1.5 billion of real estate by the end of 2020 as part of its long-term growth strategy. The disposition of Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and Royal Palms Resort and Spa in the fourth quarter of 2017 reflects progress towards this goal. Additional properties are being actively marketed for sale.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

BALANCE SHEET / OTHER ITEMS
As of December 31, 2017, the Company reported the following:

•	Total debt of $1.5 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $580 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $503 million, short-term investments of $49 million and restricted cash of $234 million.

•	Undrawn borrowing availability of $1.5 billion under its revolving credit facility.

2018 OUTLOOK
The Company is providing the following information for the 2018 fiscal year:

•	Net income is expected to be approximately $176 million to $215 million.

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Adjusted EBITDA is expected to be approximately $805 million to $825 million. These estimates also include a favorable impact from foreign currency of approximately $0 (low end of the forecast) to $5 million (high end of the forecast). Refer to the table on page 3 of the schedules for a reconciliation of Net Income to Adjusted EBITDA.

•	Comparable systemwide RevPAR is expected to increase approximately 1% to 3%, as compared to fiscal year 2017.

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Adjusted selling, general, and administrative expenses are expected to be approximately $300 million. This excludes approximately $35 million to $36 million of stock-based compensation expense and any potential expenses related to benefit programs funded through rabbi trusts.

•	Capital expenditures are expected to be approximately $350 million.

•	Depreciation and amortization expense is expected to be approximately $367 million to $371 million.

•	Interest expense is expected to be approximately $75 million to $76 million.

•	Other income (loss), net is expected to be negatively impacted by approximately $65 million to $75 million related to performance guarantee expense for the four managed hotels in France.

•	The effective tax rate is expected to be approximately 27% to 31%, reflecting estimated impacts from recent U.S. tax reform.

•	The Company expects to grow units, on a net rooms basis, by approximately 6.0% to 6.5%, reflecting approximately 60 new hotel openings.

•	The Company expects to return at least $300 million to shareholders through a combination of cash dividends on its common stock and share repurchases.

The above does not reflect anticipated changes resulting from the adoption of the new revenue recognition standard in 2018. The Company is in the process of finalizing the adoption impact and restatement of prior year results. As previously disclosed, the most material non-cash impact to Adjusted EBITDA relates to the change in accounting for deferred gains which would result in a reduction of $25 million in 2017 and an anticipated reduction of approximately $31 million in 2018.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

The Company plans to update its 2018 Outlook in connection with its first quarter earnings release to reflect the impact of the new revenue recognition standard.
The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 9 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an extended investor conference call tomorrow, February 15, 2018, at 10:30 a.m. CT. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com, or by dialing 647.689.4468 or (toll free) 833.238.7946, passcode #6582455, approximately 10 minutes before the scheduled start time. Additionally, investors may access a presentation that will be available on Hyatt's website at investors.hyatt.com and filed on Form 8-K on February 15, 2018, prior to the call.
For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on February 15, 2018 through February 16, 2018 at midnight by dialing 416.621.4642, passcode #6582455. An archive of the webcast will be available on the Company’s website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate; and

•	other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by accounting principles generally accepted in the United States of America (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management addresses these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues, net of other revenues from managed and franchised properties. Other revenues from managed and franchised properties reflect reimbursed costs incurred on behalf of managed and franchised hotel property owners.

We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we definite it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We believe Adjusted net income provides meaningful comparisons of ongoing operating results.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities, and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Pipeline
Pipeline reflects fully executed management and franchise agreements.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans and common stock repurchase program and other forms of shareholder capital return, including the risk that our common stock repurchase program could increase volatility and fail to enhance stockholder value; our intention to pay a quarterly cash dividend and the amounts thereof, if any; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to reduce our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and the level of acceptance of the program by our guests; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 14 premier brands. As of December 31, 2017, the Company's portfolio included more than 700 properties in more than 50 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top colleagues, build relationships with guests and create value for shareholders. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™, Hyatt Residence Club® and exhale® brand names. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
3.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2017 and December 31, 2016

5.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2017 and December 31, 2016

6.	Segment Financial Summary
7.	Hotel Chain Statistics - Comparable Locations
8.	Hotel Brand Statistics - Comparable Locations
9.	Fee Summary
10.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
11.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
12.	Net Gains (Losses) and Interest Income from Marketable Securities Held to Fund Operating Programs
13.	Capital Expenditures and Investment Spending Summary
14. - 15.	Properties and Rooms by Geography
16.	Properties and Rooms by Brand
17.	Owned and Leased Hotels Mix by Market and Brand
18.	Pipeline Approximate Mix
19. - 21.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - Three and Twelve Months Ended December 31, 2017

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Consolidated Statements of Income
For the Three Months and the Year Ended December 31, 2017 and December 31, 2016
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
REVENUES:
Owned and leased hotels	$525	$514	$2,192	$2,108
Management and franchise fees	131	116	505	448
Other revenues	17	9	70	40
Other revenues from managed and franchised properties (a)	511	448	1,918	1,833
Total revenues	1,184	1,087	4,685	4,429
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	408	406	1,674	1,610
Depreciation and amortization	92	88	366	342
Other direct costs	12	7	46	30
Selling, general, and administrative	101	78	379	315
Other costs from managed and franchised properties (a)	511	448	1,918	1,833
Direct and selling, general, and administrative expenses	1,124	1,027	4,383	4,130
Net gains (losses) and interest income from marketable securities held to fund operating programs	10	(1)	47	19
Equity earnings from unconsolidated hospitality ventures	221	22	220	68
Interest expense	(19)	(19)	(80)	(76)
Gains (losses) on sales of real estate	17	(2)	51	(23)
Other income, net	10	1	33	2
INCOME BEFORE INCOME TAXES	299	61	573	289
PROVISION FOR INCOME TAXES	(223)	(20)	(323)	(85)
NET INCOME	76	41	250	204
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(1)	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$76	$41	$249	$204

EARNINGS PER SHARE - Basic
Net income	$0.63	$0.31	$2.00	$1.53
Net income attributable to Hyatt Hotels Corporation	$0.63	$0.31	$1.99	$1.53
EARNINGS PER SHARE - Diluted
Net income	$0.62	$0.31	$1.98	$1.52
Net income attributable to Hyatt Hotels Corporation	$0.62	$0.31	$1.97	$1.52

Basic share counts	120.2	130.7	124.8	132.9
Diluted share counts	122.1	132.0	126.3	133.9
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed and franchised hotel property owners with no added margin and includes these reimbursed costs in direct and selling, general, and administrative expenses. These costs relate primarily to payroll costs at managed properties where the Company is the employer, as well as reservations, sales, marketing, loyalty program and technology costs at managed and franchised properties.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Three Months and the Year Ended December 31, 2017 and December 31, 2016

Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income attributable to Hyatt Hotels Corporation	$76	$41	$249	$204
Interest expense	19	19	80	76
Provision for income taxes	223	20	323	85
Depreciation and amortization	92	88	366	342
EBITDA	410	168	1,018	707
Equity earnings from unconsolidated hospitality ventures	(221)	(22)	(220)	(68)
Stock-based compensation expense	3	4	29	25
(Gains) losses on sales of real estate	(17)	2	(51)	23
Other income, net	(10)	(1)	(33)	(2)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	14	21	73	100
Adjusted EBITDA	$179	$172	$816	$785

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to
Adjusted EBITDA Forecast
For the Year Ended December 31, 2018

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2018 Forecast Range (a)
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$176	$215
Interest expense	76	75
(Benefit) provision for income taxes	79	79
Depreciation and amortization	371	367
EBITDA	702	736
Equity (earnings) losses from unconsolidated hospitality ventures	(4)	(6)
Stock-based compensation expense	36	35
(Gains) losses on sales of real estate and other	—	—
Asset impairments	—	—
Other (income) loss, net	8	(7)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	63	67
Adjusted EBITDA	$805	$825

Adjusted EBITDA (as reported) growth, compared to prior year	(1)%	1%
Favorable impact of foreign exchange	$—	$5
Adjusted EBITDA (in constant currency) growth, compared to prior year	(1)%	—%

(a) Financial forecast does not reflect impact of adoption of new revenue recognition standard in 2018.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2017 and December 31, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Three Months Ended December 31,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$76	$41
Earnings per diluted share		$0.62	$0.31
Special items
Unconsolidated hospitality ventures gains (a)	Equity earnings from unconsolidated hospitality ventures	(221)	(19)
(Gain) loss on sales of real estate (b)	Gains (losses) on sales of real estate	(17)	2
Pre-condemnation income (c)	Other income, net	(16)	—
Realized loss on redemption of preferred stock (d)	Other income, net	—	6
Unconsolidated hospitality ventures impairments (e)	Equity earnings from unconsolidated hospitality ventures	—	5
Other	Other income, net	—	1
Special items - pre-tax		(254)	(5)
U.S. tax reform impact (f)	Provision for income taxes	110	—
Income tax (provision) benefit for special items excluding tax reform	Provision for income taxes	97	3
Total special items - after-tax		(47)	(2)
Special items impact per diluted share		$(0.39)	$(0.02)
Adjusted net income attributable to Hyatt Hotels Corporation		$29	$39
Earnings per diluted share, adjusted for special items		$0.23	$0.29
(a) Unconsolidated hospitality ventures gains - During the fourth quarter of 2017, we recognized a gain of $217 million in conjunction with the sale of Avendra LLC, an equity method investment, to Aramark Corporation and gains of $4 million attributable to the sale of our interest in an unconsolidated hospitality venture and the sale of a Hyatt Place hotel by an unconsolidated hospitality venture. During the fourth quarter of 2016, we acquired our partners' share in Andaz Maui at Wailea Resort, which was accounted for as a step acquisition and we recognized a gain of $14 million. We also recognized gains of $5 million in connection with the sale of our interest in an unconsolidated hospitality venture and the sale of three Hyatt Place hotels by an unconsolidated hospitality venture.
(b) (Gain) loss on sales of real estate - During the fourth quarter of 2017, we recognized a gain of $17 million related to the sale of Hyatt Regency Monterey. During the fourth quarter of 2016, we recognized additional losses of $2 million related to the sale of Andaz 5th Avenue as a result of post-closing adjustments.
(c) Pre-condemnation income - During the fourth quarter of 2017, we recognized $16 million primarily related to pre-condemnation income for relinquishment of subterranean space at an owned hotel.
(d) Realized loss on redemption of preferred stock - During the fourth quarter of 2016, Playa partially redeemed our preferred shares plus accrued and unpaid paid in kind dividends thereon for $41 million. We recognized $6 million of realized losses, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(e) Unconsolidated hospitality ventures impairments - During the fourth quarter of 2016, we recorded $5 million of impairment charges.
(f) U.S. tax reform impact - During the fourth quarter of 2017, we recorded a deferred tax expense of $97 million as a result of a revaluation of our deferred tax assets at the revised corporate tax rate and a $13 million deemed repatriation tax expense.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2017 and December 31, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Year Ended December 31,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$249	$204
Earnings per diluted share		$1.97	$1.52
Special items
Unconsolidated hospitality ventures gains (a)	Equity earnings from unconsolidated hospitality ventures	(223)	(24)
(Gains) losses on sales of real estate (b)	Gains (losses) on sales of real estate	(51)	23
Pre-condemnation income (c)	Other income, net	(18)	—
Realized loss on redemption of preferred stock (d)	Other income, net	40	6
Cease use liability (e)	Other income, net	21	—
Unconsolidated hospitality ventures impairments (f)	Equity earnings from unconsolidated hospitality ventures	3	9
Other (g)	Other income, net	4	10
Special items - pre-tax		(224)	24
U.S. tax reform impact (h)	Provision for income taxes	110	—
Income tax (provision) benefit for special items excluding tax reform	Provision for income taxes	90	(6)
Total special items - after-tax		(24)	18
Special items impact per diluted share		$(0.19)	$0.13
Adjusted net income attributable to Hyatt Hotels Corporation		$225	$222
Earnings per diluted share, adjusted for special items		$1.78	$1.65

(a) Unconsolidated hospitality ventures gains - During the year ended December 31, 2017, we recognized a gain of $217 million in conjunction with the sale of Avendra, an equity method investment, to Aramark and gains of $6 million attributable to the sale of our interest in an unconsolidated hospitality venture and the sales of two Hyatt Place hotels by unconsolidated hospitality ventures. During the year ended December 31, 2016, we acquired our partners' share in Andaz Maui at Wailea Resort, which was accounted for as a step acquisition and we recognized a gain of $14 million. We also recognized gains of $10 million in connection with the sale of our interest in an unconsolidated hospitality venture and the sale of five Hyatt Place hotels by unconsolidated hospitality ventures.
(b) (Gains) losses on sales of real estate - During the year ended December 31, 2017, we recognized a gain of $35 million related to the sale of Hyatt Regency Louisville and a gain of $17 million related to the sale of Hyatt Regency Monterey. During the year ended December 31, 2016, we recorded a loss of $23 million on the sale of Andaz 5th Avenue.
(c) Pre-condemnation income - During the year ended December 31, 2017, we recognized $18 million primarily related to pre-condemnation income for relinquishment of subterranean space at an owned hotel.
(d) Realized loss on redemption of preferred stock - During the years ended December 31, 2017 and 2016, Playa redeemed our preferred shares plus accrued and unpaid paid in kind dividends thereon for a full redemption of $290 million and a partial redemption of $41 million, respectively. We recognized $40 million and $6 million of realized losses, respectively, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(e) Cease use liability - During the year ended December 31, 2017, we recognized a $21 million cease use liability related to our previous corporate headquarters.
(f) Unconsolidated hospitality ventures impairments - During the years ended December 31, 2017 and 2016, we recorded a $3 million and $9 million impairment charge, respectively.
(g) Other - During the year ended December 31, 2017, other includes transaction costs. During the year ended December 31, 2016, other includes transaction costs, a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes and a provision on a developer loan based on our assessment of collectability.
(h) U.S. tax reform impact - During the fourth quarter of 2017, we recorded a deferred tax expense of $97 million as a result of a revaluation of our deferred tax assets at the revised corporate tax rate and a $13 million deemed repatriation tax expense.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Revenue
Owned and leased hotels total revenues	$512	$525	$(13)	(2.5)%	$(19)	(3.6)%	$2,150	$2,119	$31	1.5%	$29	1.4%
Americas management and franchising	95	90	5	5.2%	5	5.1%	403	371	32	8.6%	32	8.6%
ASPAC management and franchising	33	29	4	16.7%	4	15.0%	112	96	16	17.3%	17	17.8%
EAME/SW Asia management and franchising	21	18	3	15.8%	2	12.4%	72	65	7	9.6%	6	8.6%
Corporate and other (a)	34	9	25	228.9%	25	228.9%	125	43	82	186.9%	82	186.9%
Eliminations (b)	(22)	(32)	10	31.8%	10	32.2%	(95)	(98)	3	3.0%	3	3.0%
Adjusted revenues	673	639	34	5.1%	27	4.0%	2,767	2,596	171	6.6%	169	6.5%
Other revenues from managed and franchised properties	511	448	63	14.3%	63	14.3%	1,918	1,833	85	4.7%	85	4.7%
Total revenues	$1,184	$1,087	$97	8.9%	$90	8.2%	$4,685	$4,429	$256	5.8%	$254	5.7%

Adjusted EBITDA
Owned and leased hotels	$93	$95	$(2)	(2.4)%	$(2)	(3.0)%	$417	$416	$1	0.2%	$2	0.6%
Pro rata share of unconsolidated hospitality ventures	14	21	(7)	(34.0)%	(7)	(34.8)%	73	100	(27)	(28.0)%	(27)	(28.6)%
Total owned and leased hotels	107	116	(9)	(8.1)%	(9)	(8.8)%	490	516	(26)	(5.3)%	(25)	(5.1)%
Americas management and franchising	81	76	5	6.5%	5	6.3%	350	318	32	10.2%	32	10.1%
ASPAC management and franchising	22	19	3	17.9%	2	15.7%	70	57	13	23.6%	13	24.1%
EAME/SW Asia management and franchising	12	9	3	36.9%	2	31.7%	40	33	7	21.5%	6	19.8%
Corporate and other (a)	(44)	(48)	4	8.6%	4	8.6%	(137)	(139)	2	1.8%	2	1.8%
Eliminations	1	—	1	NM	1	NM	3	—	3	NM	3	NM
Adjusted EBITDA	$179	$172	$7	4.0%	$5	3.0%	$816	$785	$31	3.9%	$31	4.0%

Adjusted EBITDA Margin %	26.7%	26.9%	(0.2)%	(0.2)%	29.5%	30.2%	(0.7)%	(0.7)%
(a) Includes results of Miraval and exhale.
(b) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2017	2016	Change		Change (in constant $)	2017	2016	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Comparable owned and leased hotels (35)
ADR	$234.59	$226.29	3.7%		2.4%	$228.75	$225.84	1.3%		1.2%
Occupancy	74.6%	73.4%	1.2%	pts		76.7%	76.9%	(0.2)%	pts
RevPAR	$175.01	$166.10	5.4%		4.1%	$175.53	$173.72	1.0%		0.9%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (150)
ADR	$204.24	$200.54	1.8%		1.7%	$204.18	$200.71	1.7%		1.7%
Occupancy	71.9%	70.8%	1.1%	pts		75.8%	75.3%	0.5%	pts
RevPAR	$146.81	$142.00	3.4%		3.3%	$154.82	$151.17	2.4%		2.4%

Select service hotels (296)
ADR	$135.42	$132.54	2.2%		2.1%	$137.30	$135.27	1.5%		1.5%
Occupancy	74.7%	73.0%	1.7%	pts		78.4%	77.3%	1.1%	pts
RevPAR	$101.14	$96.77	4.5%		4.5%	$107.62	$104.61	2.9%		2.9%

ASPAC
Full service hotels (69)
ADR	$214.55	$207.71	3.3%		1.8%	$203.38	$205.23	(0.9)%		(0.5)%
Occupancy	74.3%	72.5%	1.8%	pts		72.7%	68.4%	4.3%	pts
RevPAR	$159.43	$150.65	5.8%		4.3%	$147.83	$140.28	5.4%		5.8%

EAME/SW Asia
Full service hotels (63)
ADR	$189.05	$180.71	4.6%		0.7%	$183.78	$183.12	0.4%		(0.2)%
Occupancy	68.6%	66.6%	2.0%	pts		66.7%	64.0%	2.7%	pts
RevPAR	$129.65	$120.27	7.8%		3.8%	$122.55	$117.28	4.5%		3.9%

Select Service hotels (10)
ADR	$103.34	$98.96	4.4%		0.7%	$97.25	$94.84	2.5%		1.0%
Occupancy	72.4%	69.4%	3.0%	pts		72.9%	66.8%	6.1%	pts
RevPAR	$74.82	$68.67	9.0%		5.0%	$70.90	$63.32	12.0%		10.3%

Comparable systemwide hotels (589) (b)
ADR	$184.83	$180.45	2.4%		1.7%	$182.66	$180.68	1.1%		1.1%
Occupancy	72.7%	71.2%	1.5%	pts		75.0%	73.4%	1.6%	pts
RevPAR	$134.37	$128.54	4.5%		3.8%	$136.98	$132.67	3.3%		3.3%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2017	2016	Change		Change (in constant $)	2017	2016	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (35)
ADR	$361.30	$342.06	5.6%		3.9%	$335.31	$329.73	1.7%		1.3%
Occupancy	71.5%	69.9%	1.6%	pts		69.2%	67.8%	1.4%	pts
RevPAR	$258.19	$238.98	8.0%		6.3%	$231.94	$223.66	3.7%		3.3%

Grand Hyatt (42)
ADR	$231.81	$226.10	2.5%		1.3%	$225.22	$224.03	0.5%		0.4%
Occupancy	75.9%	74.7%	1.2%	pts		76.4%	73.4%	3.0%	pts
RevPAR	$175.87	$168.82	4.2%		2.9%	$172.12	$164.39	4.7%		4.5%

Hyatt Regency (162)
ADR	$174.53	$171.00	2.1%		1.4%	$176.64	$174.67	1.1%		1.2%
Occupancy	70.0%	68.7%	1.3%	pts		72.7%	71.3%	1.4%	pts
RevPAR	$122.14	$117.41	4.0%		3.3%	$128.43	$124.61	3.1%		3.2%

Hyatt (17)
ADR	$175.00	$165.77	5.6%		5.0%	$169.75	$166.06	2.2%		2.4%
Occupancy	73.8%	72.3%	1.5%	pts		73.6%	71.9%	1.7%	pts
RevPAR	$129.23	$119.79	7.9%		7.3%	$124.94	$119.33	4.7%		4.9%

Andaz (12)
ADR	$353.03	$352.52	0.1%		(0.8)%	$339.68	$336.44	1.0%		1.9%
Occupancy	81.3%	76.6%	4.7%	pts		80.7%	80.4%	0.3%	pts
RevPAR	$287.06	$269.96	6.3%		5.4%	$274.11	$270.64	1.3%		2.3%

Hyatt Centric (12)
ADR	$242.39	$241.79	0.2%		0.2%	$232.00	$236.88	(2.1)%		(2.1)%
Occupancy	81.9%	81.1%	0.8%	pts		84.9%	83.8%	1.1%	pts
RevPAR	$198.45	$196.19	1.1%		1.1%	$197.06	$198.57	(0.8)%		(0.8)%

Hyatt Place (243)
ADR	$129.77	$126.81	2.3%		2.1%	$131.02	$129.00	1.6%		1.5%
Occupancy	74.0%	72.4%	1.6%	pts		77.6%	76.3%	1.3%	pts
RevPAR	$96.02	$91.82	4.6%		4.4%	$101.69	$98.43	3.3%		3.3%

Hyatt House (64)
ADR	$149.75	$147.07	1.8%		1.8%	$152.83	$151.13	1.1%		1.1%
Occupancy	77.0%	74.9%	2.1%	pts		80.4%	79.5%	0.9%	pts
RevPAR	$115.36	$110.15	4.7%		4.7%	$122.85	$120.13	2.3%		2.3%
(a) Comparable systemwide hotels include two hotels within The Unbound Collection by Hyatt, which are not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Fees
Base management fees	$52	$47	$5	9.5%	$202	$190	$12	6.3%
Incentive management fees	36	32	4	13.9%	135	117	18	15.7%
Franchise fees	29	27	2	7.6%	115	104	11	10.8%
Other fee revenues (a)	14	10	4	38.9%	53	37	16	42.3%
Total management and franchise fees	$131	$116	$15	12.8%	$505	$448	$57	12.8%

(a) Total other fee revenues includes amortization of deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $8 million and $5 million for the three months ended December 31, 2017 and December 31, 2016, respectively, and $25 million and $21 million for the years ended December 31, 2017 and December 31, 2016, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
SG&A expenses	$101	$78	$23	30.2%	$379	$315	$64	20.5%
Less: rabbi trust impact	(8)	—	(8)	NM	(37)	(14)	(23)	(165.6)%
Less: stock-based compensation expense	(3)	(4)	1	(3.6)%	(29)	(25)	(4)	(15.9)%
Adjusted SG&A expenses	$90	$74	$16	21.4%	$313	$276	$37	13.4%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Americas management and franchising	$14	$14	$—	(1.3)%	$53	$53	$—	(0.5)%
ASPAC management and franchising	11	10	1	14.6%	42	39	3	8.2%
EAME/SW Asia management and franchising	9	9	—	(5.9)%	32	32	—	(2.4)%
Owned and leased hotels	6	1	5	714.7%	21	11	10	106.2%
Corporate and other	50	40	10	21.6%	165	141	24	17.0%
Adjusted SG&A expenses	$90	$74	$16	21.4%	$313	$276	$37	13.4%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$470	$438	$32	7.3%	$1,832	$1,812	$20	1.1%
Non-comparable owned and leased hotels (a)	55	76	(21)	(28.4)%	360	296	64	21.3%
Owned and leased hotels revenues	$525	$514	$11	2.0%	$2,192	$2,108	$84	3.9%

Expenses
Comparable owned and leased hotels	$359	$341	$18	5.2%	$1,388	$1,369	$19	1.4%
Non-comparable owned and leased hotels (a)	47	65	(18)	(28.6)%	278	238	40	16.5%
Rabbi trust	2	—	2	985.9%	8	3	5	167.8%
Owned and leased hotels expenses	$408	$406	$2	0.2%	$1,674	$1,610	$64	3.9%

Owned and leased hotels operating margin percentage (a)	22.4%	21.0%		1.4%	23.6%	23.6%		—%

Comparable owned and leased hotels operating margin percentage	23.7%	22.2%		1.5%	24.3%	24.5%		(0.2)%
(a) Includes results of Miraval.

Hyatt Hotels Corporation
Net Gains (Losses) and Interest Income from Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains (losses) and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our loyalty program for our owned and leased hotels are offset within our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$8	$—	$8	NM	$37	$14	$23	165.6%
Rabbi trust impact allocated to owned and leased hotels expense	2	—	2	985.9%	8	3	5	167.8%
Net gains (losses) and interest income from marketable securities held to fund our loyalty program allocated to owned and leased hotels revenues	—	(1)	1	(95.7)%	2	2	—	(15.3)%
Net gains (losses) and interest income from marketable securities held to fund operating programs	$10	$(1)	$11	NM	$47	$19	$28	148.5%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended December 31,		Year Ended December 31,

	2017	2016	2017	2016
Capital Expenditures
Maintenance and technology	$26	$26	$80	$68
Enhancements to existing properties	49	28	166	72
Investment in new properties under development or recently opened	11	17	52	71
Total	$86	$71	$298	$211

	Three Months Ended December 31,		Year Ended December 31,

Investment Spending (a)	2017	2016	2017	2016
Acquisitions, net of cash acquired	$—	$161	$259	$492
Contributions to investments	22	76	89	107
Other	13	54	24	73
Total	$35	$291	$372	$672

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the consolidated statements of cash flows filed with our annual report on Form 10-K for details of our cash provided by (used in) investing activities, noting that the Other investment spending is included in other investing activities on the consolidated statements of cash flows.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels (a)

	December 31, 2017		December 31, 2016		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	23	13,641	28	16,012	(5)	(2,371)
Other Americas	3	1,548	3	1,548	—	—
ASPAC	1	601	1	601	—	—
EAME/SW Asia	9	1,933	9	1,933	—	—
Select service hotels
United States	2	320	1	171	1	149
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	39	18,373	43	20,595	(4)	(2,222)

Wellness resorts	3	399	—	—	3	399

Total owned and leased	42	18,772	43	20,595	(1)	(1,823)

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	December 31, 2017		December 31, 2016		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	96	52,378	99	53,546	(3)	(1,168)
Other Americas managed	22	8,776	21	7,260	1	1,516
United States franchised	49	15,228	45	13,793	4	1,435
Other Americas franchised	3	408	1	44	2	364
Subtotal	170	76,790	166	74,643	4	2,147
Select service hotels
United States managed	55	7,802	56	7,902	(1)	(100)
Other Americas managed	9	1,335	9	1,335	—	—
United States franchised	288	39,806	257	35,348	31	4,458
Other Americas franchised	5	801	3	521	2	280
Subtotal	357	49,744	325	45,106	32	4,638
ASPAC
Full service hotels
ASPAC managed	80	29,173	75	27,669	5	1,504
ASPAC franchised	3	1,286	3	1,286	—	—
Subtotal	83	30,459	78	28,955	5	1,504
Select service hotels
ASPAC managed	15	2,533	5	826	10	1,707
Subtotal	15	2,533	5	826	10	1,707
EAME/SW Asia
Full service hotels
EAME managed	42	10,623	39	9,956	3	667
SW Asia managed	34	10,031	32	9,563	2	468
EAME franchised	2	148	—	—	2	148
Subtotal	78	20,802	71	19,519	7	1,283
Select service hotels
EAME managed	6	997	5	839	1	158
SW Asia managed	8	1,137	6	887	2	250
EAME franchised	2	451	1	358	1	93
Subtotal	16	2,585	12	2,084	4	501
Total full service and select service hotels	719	182,913	657	171,133	62	11,780
Americas
All inclusive
Other Americas franchised	6	2,401	6	2,401	—	—
Subtotal	6	2,401	6	2,401	—	—
Wellness
United States managed	3	399	—	—	3	399
Subtotal	3	399	—	—	3	399
Total managed and franchised (a)	728	185,713	663	173,534	65	12,179
Vacation ownership	16		16		—
Residential	20		19		1
(a) Figures do not include vacation ownership, residential or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	December 31, 2017		December 31, 2016		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	40	7,594	39	7,587	1	7
Grand Hyatt	48	27,337	47	25,522	1	1,815
Hyatt Regency	183	80,995	175	78,921	8	2,074
Hyatt	18	3,365	20	3,939	(2)	(574)
Andaz	17	3,798	16	3,455	1	343
Hyatt Centric	18	3,653	13	2,801	5	852
The Unbound Collection by Hyatt	7	1,309	5	892	2	417
Hyatt Place	302	42,430	270	37,718	32	4,712
Hyatt House	86	12,432	72	10,298	14	2,134
Total full service and select service hotels	719	182,913	657	171,133	62	11,780

Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Miraval	3	399	—	—	3	399
Total managed and franchised properties and rooms (a)	728	185,713	663	173,534	65	12,179

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential or branded spas and fitness studios.

Hyatt Hotels Corporation
Owned and Leased Hotels Segment Mix by Market and Brand

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Market

Region	% of 2017 Earnings (a)	Top 10 U.S. Markets (b)	% of 2017 Earnings (a)	Top 5 International Markets	% of 2017 Earnings (a)
Americas	91%	Orlando, Fla.	19%	Mexico	6%
EAME/SW Asia	6%	San Antonio, Texas	8%	Aruba	4%
ASPAC	3%	New York, N.Y.	7%	Korea	3%
		Atlanta, Ga.	6%	United Kingdom	2%
		Austin, Texas	6%	Switzerland	2%
		San Francisco/San Mateo, Calif.	6%
		Maui Island, Hawaii	5%
		Phoenix, Ariz.	4%
		Los Angeles/Long Beach, Calif.	4%
		Lake Tahoe, Nev.	4%
		Total Top 10	69%	Total Top 5	17%
		Other U.S.	13%	Other International	1%
Total	100%	Total U.S.	82%	Total International	18%

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Brand

Brand	% of 2017 Earnings (a)
Park Hyatt, Grand Hyatt, Andaz	31%
Hyatt Regency, Hyatt, Hyatt Centric, The Unbound Collection by Hyatt	69%
Hyatt Place, Hyatt House	NM
Total	100%

(a) Earnings represent 2017 owned and leased hotels segment Adjusted EBITDA of $417 million, excluding our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Markets are defined according to STR market definitions.

Hyatt Hotels Corporation
Pipeline Approximate Mix
(Pipeline: approximately 330 hotels or approximately 70,000 rooms)

	December 31, 2017
	Approx. Hotels	Approx. Rooms
Region
Americas	130	21,000
ASPAC	115	31,000
EAME/SW Asia	85	18,000
Total	330	70,000

Market
U.S.	110	18,000
China	85	22,000
India	25	5,000
Saudi Arabia	10	2,000
Canada	10	2,000
Other	90	21,000
Total	330	70,000

Brand
Park Hyatt, Grand Hyatt, Andaz	55	17,000
Hyatt Regency	65	20,000
Hyatt, Hyatt Centric	20	5,000
The Unbound Collection by Hyatt, Hyatt Ziva, Hyatt Zilara	5	1,000
Hyatt Place, Hyatt House	180	27,000
Total	330	70,000

Ownership / Contract Type
Owned, Leased and Unconsolidated Hospitality Ventures	15	3,000
Managed	200	51,000
Franchised	115	16,000
Total	330	70,000

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Three Months Ended December 31, 2017
($ in millions)

	Rooms	Transaction / Opening Date	4Q17 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Grand Cypress	815	2Q17
Hyatt Regency Louisville	393	2Q17
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	4Q17
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	493	4Q17
Hyatt Regency Monterey Hotel & Spa on Del Monte Golf Course	550	4Q17
Total Owned and Leased Hotels Dispositions			$(10)

Unconsolidated Hospitality Venture Hotels
Andaz Maui at Wailea Resort (a)	301	4Q16
Hyatt Place Atlanta / Perimeter Center	150	4Q16
Hyatt Place Fort Worth / Hurst	127	4Q16
Hyatt Place Fort Worth / Cityview	127	4Q16
Hyatt Place Phoenix / Gilbert	127	1Q17
Playa Hotels & Resorts (six all inclusive hotels)	2,401	1Q17
Hyatt Place Minneapolis / Eden Prairie	126	4Q17
Hyatt Place Washington DC - West End / M Street	168	4Q17
Total Unconsolidated Hospitality Venture Hotels Dispositions (b) (c)			$(8)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(18)

Acquisitions or Openings
Owned and Leased Hotels
Andaz Maui at Wailea Resort (a)	301	4Q16
Hyatt House Irvine / John Wayne Airport	149	4Q17
Total Owned and Leased Hotels Acquisitions or Openings			$2

Unconsolidated Hospitality Venture Hotels
Hyatt Place Celaya	145	4Q16
Hyatt Place São José do Rio Preto	152	4Q16
Andaz Delhi	401	4Q16
Andaz Mayakoba Resort Riviera Maya	214	4Q16
Hyatt Regency Andares Guadalajara	257	1Q17
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (b) (d)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$3

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(15)

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Twelve Months Ended December 31, 2017
($ in millions)

	Rooms	Transaction / Opening Date	FY17 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Andaz 5th Avenue	184	2Q16
Hyatt Regency Birmingham, United Kingdom	319	3Q16
Hyatt Regency Grand Cypress	815	2Q17
Hyatt Regency Louisville	393	2Q17
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt (e)	119	4Q17
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	493	4Q17
Hyatt Regency Monterey Hotel & Spa on Del Monte Golf Course	550	4Q17
Total Owned and Leased Hotels Dispositions			$(18)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Columbia / Downtown / The Vista	132	3Q16
Hyatt Place Princeton	122	3Q16
Andaz Maui at Wailea Resort (a)	301	4Q16
Hyatt Place Atlanta / Perimeter Center	150	4Q16
Hyatt Place Fort Worth / Hurst	127	4Q16
Hyatt Place Fort Worth / Cityview	127	4Q16
Hyatt Place Phoenix / Gilbert	127	1Q17
Playa Hotels & Resorts (six all inclusive hotels)	2,401	1Q17
Hyatt Place Minneapolis / Eden Prairie	126	4Q17
Hyatt Place Washington DC - West End / M Street	168	4Q17
Total Unconsolidated Hospitality Venture Hotels Dispositions (b) (c)			$(34)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(52)

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Twelve Months Ended December 31, 2017
($ in millions)

	Rooms	Transaction / Opening Date	FY17 Adjusted EBITDA Impact
Acquisitions or Openings
Owned and Leased Hotels
Grand Hyatt Rio de Janeiro	436	1Q16
The Confidante Miami Beach, part of The Unbound Collection by Hyatt	363	2Q16
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt (e)	119	3Q16
Andaz Maui at Wailea Resort (a)	301	4Q16
Hyatt House Irvine / John Wayne Airport	149	4Q17
Total Owned and Leased Hotels Acquisitions or Openings			$26

Unconsolidated Hospitality Venture Hotels
Hyatt Place Washington DC - West End / M Street	168	2Q16
Hyatt Place Celaya	145	4Q16
Hyatt Place São José do Rio Preto	152	4Q16
Andaz Delhi	401	4Q16
Andaz Mayakoba Resort Riviera Maya	214	4Q16
Hyatt Regency Andares Guadalajara	257	1Q17
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (b) (d)			NM

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$26

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(26)

(a) In 4Q16, Hyatt acquired its partners' interests in Andaz Maui at Wailea Resort.
(b) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(c) Includes the sale of a hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(d) Includes the opening of a hotel by the venture or the Company's acquisition of an equity interest in the venture.
(e) In 4Q17, Hyatt sold Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt.